UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 11, 2009

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

 (Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  Appointment of Certain Officers

On September 11, 2009, Timothy S. Durham was appointed to replace Robert A. Kaiser as Chairman of the Board of Directors of CLST Holdings, Inc. (the “Company”).  Mr. Durham is currently serving a three-year term as a Class III director and was elected as Secretary of the Company on August 7, 2007.  Mr. Durham is also the Chairman and Chief Executive Officer of Obsidian Enterprises, Inc. (“Obsidian”), a private holding company that invests in small and mid cap companies in basic industries such as manufacturing and transportation.  As Chief Executive Officer of Obsidian, Mr. Durham is responsible for strategic direction and financial issues.  Mr. Durham also serves as Chairman of Fair Holdings, Inc. (“Fair Holdings”), a financial services company, where his responsibilities include strategic direction and financial issues.  He has held such positions with Obsidian and Fair Holdings for more than five years.  Mr. Durham also serves as a director of National Lampoon, Inc. and has done so since 2002.

There are no arrangements or understandings between Mr. Durham and the Company or any other persons pursuant to which Mr. Durham was selected as Chairman.  Mr. Durham does not have a family relationship with any director or executive officer of the Company.

Effective February 13, 2009, the Company, through CLST Asset III, LLC (“CLST Asset III”), purchased certain receivables, installment sales contracts and related assets owned by Fair Finance Company, an Ohio corporation (“Fair”) Mr. Durham and James F. Cochran.  Mr. Durham is Chief Executive Officer and Director of Fair and is also a majority stockholder of Fair.  James F. Cochran, who is a stockholder of the Company, is also Chairman and Director of Fair.  Mr. Durham and Mr. Cochran own all of the outstanding equity of Fair.  In return for the receivables, installment sales contracts and related assets, CLST Asset III paid the sellers total consideration of $3,594,354 as follows:

(1)    cash in the amount of $1,797,178 of which $1,417,737 was paid to Fair, $325,440 was paid to Mr. Durham and $54,000 was paid to Mr. Cochran,

(2)    2,496,077 newly issued shares of our common stock at a price of $0.36 per share, of which 1,969,077 shares of Common Stock were issued to Fair, 452,000 shares of Common Stock were issued to Mr. Durham and 75,000 shares of Common Stock were issued to Mr. Cochran and

(3)    six promissory notes (the “Notes”) issued by CLST Asset III in an aggregate original stated principal amount of $898,588, of which two promissory notes in an aggregate original principal amount of $708,868 were issued to Fair, two promissory notes in an aggregate original principal amount of $162,720 were issued to Mr. Durham and two promissory notes in an aggregate original principal amount of $27,000 were issued to Mr. Cochran.

The Notes issued by CLST Asset III in favor of the sellers are full-recourse with respect to CLST Asset III and are unsecured.  The three Notes relating to Portfolio A (the “Portfolio A Notes”) are payable in 11 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate (as defined in the Portfolio A Notes).  The three Notes relating to Portfolio B (the “Portfolio B Notes”) are payable in 21 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate (as defined in the Portfolio B Notes).  At least initially, Fair will continue to act as servicer for the receivables of this portfolio.  Fair will receive no additional consideration for acting as servicer.  For further information regarding this transaction, please refer to our Current Report on Form 8-K filed with the SEC on February 20, 2009.

Also, pursuant to the terms of that certain credit agreement, dated November 10, 2008, among FCC Investment Trust I (the “Trust”), Fortress Credit Co LLC (“Fortress”), FCC Finance, LLC (“FCC”), as the initial servicer, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer, and U.S. Bank National Association, as the collateral custodian (the “Trust Credit Agreement”), Fair may become the servicer of the CLST Asset I, LLC (“CLST Asset I”) portfolio if and only if there occurs an event of a default by the then current servicer and only if Fair is not then in default either as a borrower or as a servicer under any credit facility to which Fortress or any of its affiliates is a party and no change of control of Fair has occurred.  As of the date of this Form 8-K, FCC continues to be the servicer of the CLST Asset I portfolio, and the Company is not aware that the servicer is in default under the Trust Credit Agreement.  Because Fair is not currently acting as the servicer of CLST Asset I and Fair could only become a servicer upon certain defaults by the current servicer, it is not currently anticipated that Fair will have a direct or indirect material interest in the Trust Credit Agreement.  The servicing fee payable to the servicer in any given year under the Trust Credit Agreement is based upon a service fee rate of 1.5% and the aggregate outstanding receivable balance.  For further information regarding this transaction, please refer to our Current Report on Form 8-K filed with the SEC on November 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: September 17, 2009	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and
Assistant Secretary